250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO: All Media
DATE: Tuesday, January 24, 2012

Arrow Reports Solid Fourth Quarter Operating Results and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and twelve-month periods ended December 31, 2011.  Net income for the fourth quarter of 2011 was $5.4 million, representing diluted earnings per share (EPS) of $.46, as compared to net income of $5.2 million and diluted EPS of $.45 for the fourth quarter of 2010, an increase of $.01 per share, or 2.2%.  For the 2011 year, our net income was $21.93 million, representing diluted EPS of $1.87 as compared to our 2010 net income of $21.89 million which represented diluted EPS of $1.88. The cash dividend paid to shareholders in the fourth quarter of 2011 was $.25 per share, or 3% higher than the cash dividend paid in the fourth quarter of 2010. On September 29, 2011, we distributed a 3% stock dividend. All per share amounts have been adjusted to reflect the effect of the stock dividend.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report improved earnings for the fourth quarter while continuing to maintain both strong asset quality and capital adequacy ratios. The improved earnings results included a substantial increase in our noninterest income for the fourth quarter, reflecting primarily our strong growth in insurance commissions and an increase in fee income from fiduciary activities. Furthermore, our key asset quality measurements continue to be excellent. We are pleased with these results during this very challenging low interest rate environment."

Insurance commission income rose from $830 thousand in the fourth quarter of 2010 to nearly $2.1 million in the comparable 2011 quarter, resulting from our acquisitions of two strategically located insurance agencies in 2011.  On February 1, 2011, we acquired Upstate Agency and on August 1, 2011, we acquired the McPhillips Insurance Agencies, all of which are longstanding property and casualty insurance agencies with offices located in our service area.

Assets under trust administration and investment management at December 31, 2011 were $973.6 million, down somewhat from the prior year-end balance of $984.4 million.  However, income from fiduciary services in the fourth quarter of 2011 increased by $143 thousand, or 10.6%, above the total for the 2010 fourth quarter.

Our key profitability ratios continue to be strong. Annualized return on average assets (ROA) for the 2011 fourth quarter was 1.10%, up from our ROA of 1.04% for the comparable 2010 period. Annualized return on average equity (ROE) for the 2011 quarter was 12.80% Although this was down slightly from our ROE of 13.31% for the comparable 2010 period, the decrease was largely the result of the higher capital ratios we maintained in the 2011 three-month period.

Our asset quality remained strong at December 31, 2011 as measured by our low level of nonperforming assets and very low level of charge-offs. Nonperforming assets of $8.1 million represented only .41% of period-end assets, up from the .26% of assets as of December 31, 2010. Nonperforming assets included $1.4 million in loans that have been recently restructured and are in compliance with modified terms. Net loan losses for the fourth quarter of 2011, expressed as an annualized percentage of average loans outstanding, were .07%, up from .04% of average loans for the 2010 comparable period.  These asset quality ratios continue to be significantly better than industry averages.

As a result of our conservative underwriting standards, within the near-term we do not expect to incur significant losses in our residential real estate portfolio, even though some borrowers may be experiencing stress due to the current economic environment. Our allowance for loan losses amounted to $15.0 million at December 31, 2011, which represented 1.33% of loans outstanding, an increase of 5 basis points from our ratio a year ago.

Total assets at December 31, 2011 were $1.963 billion, an increase of $54 million, or 2.85%, from the $1.908 billion balance at December 31, 2010. Our loan portfolio was $1.131 billion, down $14 million, or 1.2%, from the December 31, 2010 level.  During 2011, we originated over $75 million of residential real estate loans. However, for interest rate risk management purposes we continued during 2011 to follow the practice we adopted in mid-2010 of selling into the secondary market most of the residential real estate loans we originated, primarily to a government sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at year-end was actually lower than our year-end balance at December 31, 2010.  However, we continued to retain servicing rights on the mortgages that we sold into the secondary market, generating servicing fee income on those loans. We also experienced a decrease in the volume of new automobile loans in the first six months of 2011, which leveled off and more recently increased in the fourth quarter of 2011. Overall, for the 2011 calendar year, the outstanding balances in the consumer automobile loan portfolio declined.  We did, however, experience modest growth in our commercial loan portfolio, which partially offset decreases in the consumer automobile and residential real estate portfolios.

Similar to many institutions within the banking industry, our net interest income and net interest margin declined as a result of operating in this historically low interest rate environment. Our net interest income in the fourth quarter of 2011, as compared to the fourth quarter of 2010, decreased $418 thousand, or 2.8%. Our net interest margin fell from 3.30% in the fourth quarter of 2010, to 3.25% for the fourth quarter of 2011. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the fourth quarter of 2010 to the fourth quarter of 2011.  Our cost of interest-bearing deposits and other borrowings in the fourth quarter 2011 fell by 45 basis points, to an average cost of 1.03% compared to 1.48% in the fourth quarter of 2010, while our yield on earning assets in the fourth quarter of 2011 decreased by 43 basis points from 4.54% in the fourth quarter of 2010 to 4.11%.

Total shareholders’ equity reached $166.4 million at period-end, an increase of $14 million, or 9.3%, above the December 31, 2010 balance. Arrow's capital ratios, which were strong to begin 2011, strengthened further during the 2011 calendar year. Our Tier 1 leverage ratio at the holding company level was 8.95% and our total risk-based capital ratio was 15.96%, up from 8.53% and 15.75% respectively at year-end 2010. The capital ratios of the Company and our subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest category.

Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the nine-month period ended September 30, 2011 in which our return on average equity (ROE) was 13.64%, as compared to 6.37% for our peer group.  Our ratio of nonperforming loans to total loans was .45% as of September 30, 2011 compared to 3.26% for our peer group, while our annualized net loan losses of .04% for the third quarter of 2011 were well below the peer result of .88%.  Our operating results and asset quality ratios have withstood the economic stress of recent years better than most banks in our national peer group.

We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers has positioned us well for the future. Nonetheless, we, like all banks, face challenges, particularly the threat to earnings posed by the Federal Reserve's determination to maintain interest rates at historically low levels for an extended period of time.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC, and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$14,322	$15,737	$58,599	$64,283
Interest on Deposits at Banks	33	50	99	157
Interest and Dividends on Investment Securities:
Fully Taxable	2,695	3,358	12,402	14,701
Exempt from Federal Taxes	1,297	1,501	5,691	5,831
Total Interest and Dividend Income	18,347	20,646	76,791	84,972
INTEREST EXPENSE
NOW Accounts	1,289	1,489	5,052	5,582
Savings Deposits	409	503	1,898	2,136
Time Deposits of $100,000 or More	643	723	2,633	2,903
Other Time Deposits	1,225	1,452	5,143	5,900
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	9	29	74	124
Federal Home Loan Bank Advances	297	1,560	3,295	6,458
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	150	147	584	592
Total Interest Expense	4,022	5,903	18,679	23,695
NET INTEREST INCOME	14,325	14,743	58,112	61,277
Provision for Loan Losses	280	177	845	1,302
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,045	14,566	57,267	59,975
NONINTEREST INCOME
Income From Fiduciary Activities	1,491	1,348	6,113	5,391
Fees for Other Services to Customers	1,969	1,990	8,034	7,864
Insurance Commissions	2,099	830	7,374	2,987
Net Gain on Securities Transactions	—	11	2,795	1,507
Net Gain on Sales of Loans	429	497	866	1,024
Other Operating Income	211	62	746	316
Total Noninterest Income	6,199	4,738	25,928	19,089
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,843	6,777	30,205	27,552
Occupancy Expenses, Net	1,698	1,513	7,369	6,849
FDIC Assessments	252	510	1,292	1,982
Prepayment Penalty on FHLB Advances	—	—	1,638	—
Other Operating Expense	2,662	2,970	11,044	11,035
Total Noninterest Expense	12,455	11,770	51,548	47,418
INCOME BEFORE PROVISION FOR INCOME TAXES	7,789	7,534	31,647	31,646
Provision for Income Taxes	2,358	2,346	9,714	9,754
NET INCOME	$5,431	$5,188	$21,933	$21,892
Average Shares Outstanding:
Basic	11,782	11,576	11,735	11,604
Diluted	11,788	11,630	11,747	11,639
Per Common Share:
Basic Earnings	$0.46	$0.45	$1.87	$1.89
Diluted Earnings	0.46	0.45	1.87	1.88

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and Due From Banks	$29,598	$25,961
Interest-Bearing Deposits at Banks	14,138	5,118
Investment Securities:
Available-for-Sale	556,538	517,364
Held-to-Maturity (Approximate Fair Value of $159,059 at December 31, 2011 and $162,713 at December 31, 2010)	150,688	159,938
Other Investments	6,722	8,602
Loans	1,131,457	1,145,508
Allowance for Loan Losses	(15,003)	(14,689)
Net Loans	1,116,454	1,130,819
Premises and Equipment, Net	22,629	18,836
Other Real Estate and Repossessed Assets, Net	516	58
Goodwill	22,003	15,783
Other Intangible Assets, Net	4,749	1,458
Accrued Interest Receivable	6,082	6,512
Other Assets	32,567	17,887
Total Assets	$1,962,684	$1,908,336
LIABILITIES
Noninterest-Bearing Deposits	$232,038	$214,393
NOW Accounts	642,521	569,076
Savings Deposits	416,829	382,130
Time Deposits of $100,000 or More	123,668	120,330
Other Time Deposits	228,990	248,075
Total Deposits	1,644,046	1,534,004
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	26,293	51,581
Other Short-Term Borrowings	—	1,633
Federal Home Loan Bank Overnight Advances	42,000	—
Federal Home Loan Bank Term Advances	40,000	130,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Accrued Interest Payable	1,147	1,957
Other Liabilities	22,813	16,902
Total Liabilities	1,796,299	1,756,077
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,094,277 Shares Issued at December 31, 2011 and 15,625,512 Shares Issued at December 31, 2010)	16,094	15,626
Additional Paid-in Capital	207,600	191,068
Retained Earnings	23,947	24,577
Unallocated ESOP Shares (117,502 Shares at December 31, 2011 and 132,296 Shares at December 31, 2010)	(2,500)	(2,876)
Accumulated Other Comprehensive Loss	(6,695)	(6,423)
Treasury Stock, at Cost (4,213,470 Shares at December 31, 2011 and 4,237,435 shares at December 31, 2010)	(72,061)	(69,713)
Total Stockholders’ Equity	166,385	152,259
Total Liabilities and Stockholders’ Equity	$1,962,684	$1,908,336

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Net Income	$5,431	$5,372	$5,849	$5,281	$5,188
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	—	1,069	291	327	7
Net Gain on Sales of Loans	259	132	101	31	299
Prepayment Penalty on FHLB Advances	—	(989)	—	—	—
Share and Per Share Data:[1]
Period End Shares Outstanding	11,763	11,796	11,696	11,745	11,593
Basic Average Shares Outstanding	11,782	11,754	11,729	11,675	11,576
Diluted Average Shares Outstanding	11,788	11,776	11,741	11,698	11,630
Basic Earnings Per Share	$0.46	$0.46	$0.50	$0.45	$0.45
Diluted Earnings Per Share	0.46	0.46	0.50	0.45	0.45
Cash Dividend Per Share	0.25	0.24	0.24	0.24	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$49,101	$32,855	$31,937	$35,772	$76,263
Investment Securities	674,338	646,542	697,796	683,839	672,071
Loans	1,126,452	1,119,384	1,128,006	1,130,539	1,147,889
Deposits	1,668,062	1,554,349	1,596,876	1,564,677	1,568,466
Other Borrowed Funds	101,997	164,850	179,989	193,960	223,425
Shareholders’ Equity	168,293	166,514	161,680	155,588	154,677
Total Assets	1,963,915	1,911,853	1,961,908	1,935,409	1,970,085
Return on Average Assets	1.10%	1.11%	1.20%	1.11%	1.04%
Return on Average Equity	12.80%	12.80%	14.51%	13.77%	13.31%
Return on Tangible Equity[2]	15.22%	15.19%	17.16%	16.07%	14.97%
Average Earning Assets	$1,849,891	$1,798,781	$1,857,739	$1,850,150	$1,884,402
Average Paying Liabilities	1,547,071	1,487,923	1,559,014	1,546,849	1,579,765
Interest Income, Tax-Equivalent	19,179	19,884	20,500	20,821	21,554
Interest Expense	4,022	4,345	4,975	5,336	5,903
Net Interest Income, Tax-Equivalent	15,157	15,539	15,525	15,485	15,651
Tax-Equivalent Adjustment	832	887	944	931	908
Net Interest Margin [3]	3.25%	3.43%	3.35%	3.39%	3.30%
Efficiency Ratio Calculation:
Noninterest Expense	$12,455	$14,603	$12,171	$12,319	$11,770
Less: Intangible Asset Amortization	(141)	(136)	(134)	(100)	(66)
Prepayment Penalty on FHLB Advances	—	(1,638)	—	—	—
Net Noninterest Expense	$12,314	$12,829	$12,037	$12,219	$11,704
Net Interest Income, Tax-Equivalent	$15,157	$15,539	$15,525	$15,485	$15,651
Noninterest Income	6,199	7,881	6,228	5,620	4,738
Less: Net Securities Gains	—	(1,771)	(482)	(542)	(11)
Net Gross Income	$21,356	$21,649	$21,271	$20,563	$20,378
Efficiency Ratio	57.66%	59.26%	56.59%	59.42%	57.43%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$166,385	$168,624	$163,589	$159,188	$152,259
Book Value per Share	14.14	14.29	13.99	13.55	13.13
Intangible Assets	26,752	26,788	25,044	24,900	17,241
Tangible Book Value per Share [2]	11.87	12.02	11.85	11.43	11.65
Capital Ratios:
Tier 1 Leverage Ratio	8.95%	9.10%	8.67%	8.66%	8.53%
Tier 1 Risk-Based Capital Ratio	14.71%	15.06%	14.76%	14.37%	14.50%
Total Risk-Based Capital Ratio	15.96%	16.31%	16.02%	15.63%	15.75%
Assets Under Trust Administration and Investment Management	$973,551	$925,671	$1,017,091	$1,011,618	$984,394

1Share and Per Share Data have been restated for the September 29, 2011 3% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2011	12/31/2010
Loan Portfolio
Commercial Loans	$99,791	$97,621
Commercial Construction Loans	11,083	7,090
Commercial Real Estate Loans	232,149	214,291
Other Consumer Loans	6,318	6,482
Consumer Automobile Loans	322,375	334,656
Residential Real Estate Loans	459,741	485,368
Total Loans	$1,131,457	$1,145,508
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$14,921	$14,629
Loans Charged-off	251	182
Less Recoveries of Loans Previously Charged-off	53	65
Net Loans Charged-off	198	117
Provision for Loan Losses	280	177
Allowance for Loan Losses, End of Quarter	$15,003	$14,689
Nonperforming Assets
Nonaccrual Loans	$4,528	$4,061
Loans Past Due 90 or More Days and Accruing	1,662	810
Loans Restructured and in Compliance with Modified Terms	1,422	16
Total Nonperforming Loans	7,612	4,887
Repossessed Assets	56	58
Other Real Estate Owned	460	—
Total Nonperforming Assets	$8,128	$4,945
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.07%	0.04%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.10%	0.06%
Allowance for Loan Losses to Period-End Loans	1.33%	1.28%
Allowance for Loan Losses to Period-End Nonperforming Loans	197.10%	300.57%
Nonperforming Loans to Period-End Loans	0.67%	0.43%
Nonperforming Assets to Period-End Assets	0.41%	0.26%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$14,689	$14,014
Loans Charged-off	774	894
Less Recoveries of Loans Previously Charged-off	243	267
Net Loans Charged-off	531	627
Provision for Loan Losses	845	1,302
Allowance for Loan Losses, End of Year	$15,003	$14,689
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.05%	0.06%
Provision for Loan Losses to Average Loans	0.08%	0.11%